Exhibit 9

                THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT

            This Third Amendment to Securities Purchase Agreement (the "Amendment") is dated October 30, 1995 and is effective as of September 30, 1995 by and among Dreyer's Grand Ice Cream, Inc., a Delaware corporation (the "Company"), and Trustees of General Electric Pension Trust, a New York common law trust ("GE Pension"), GE Investment Private Placement Partners, I, a Delaware limited partnership ("GEIPPP") and General Electric Capital Corporation, a New York corporation (collectively the "Purchasers").

                                    Recitals

A. Company entered into a Securities Purchase Agreement with Purchasers dated June 24, 1993, and amended May 6, 1994 and July 28, 1995 (the "Agreement"), pursuant to which Purchasers acquired various securities of Company.

B. Company and Purchasers now desire to amend the Agreement as set forth herein.

      1. Amendment. Section 6.1(a) of the Agreement is hereby amended to read in its entirety as follows:

                  "6.1. Financial Covenants. (a) The Company will not permit its Consolidated Net Worth at any time to be less than the sum of
                  (i) $100,000,000 or, only during the Company's second fiscal quarter of 1995, $99,000,000 and (ii) the aggregate Stated Value of the outstanding Shares of Preferred Stock net of unamortized issuance costs associated with the securities (it being understood that, for the purposes of paragraph (a), (x) the Notes and any other Subordinated Indebtedness of the Company shall not be treated as equity and (y) Consolidated Net Worth shall not be reduced by any amount up to one hundred and six million dollars ($106,000,000) borrowed to redeem, purchase or acquire shares of Common Stock to the extent such amounts are repaid from the net cash proceeds received, not more than 180 days after the effective date of such borrowing, by the Company from Nestle for the issue and sale of Shares of Common Stock and warrants to purchase or acquire shares of Common Stock on the terms set forth in the Nestle Purchase Agreement and the Nestle Warrant Agreement).

      2. Miscellaneous.

            2.1. Except as expressly amended herein, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect and all references therein to such Agreement shall henceforth refer to the Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, this Agreement.

            2.2. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

            2.3. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware.


                              Page 33 of 38 Pages
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            2.4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

            IN WITNESS WHEREOF, the Company and the Purchasers have caused this Amendment to be executed and delivered as of the date first above written.

DREYER'S GRAND ICE CREAM,               TRUSTEES OF GENERAL ELECTRIC
   INC.                                    PENSION TRUST


By:  /s/ Paul R. Woodland               By:  /s/ Alan M. Lewis
    ------------------------------          ------------------------------
    Name:  Paul R. Woodland                 Name:  Alan M. Lewis
    Title: Vice President                   Title: Alan M. Lewis

GENERAL ELECTRIC CAPITAL                GE INVESTMENT PRIVATE
  CORPORATION                              PLACEMENT PARTNERS I

                                        By:   GE Investment Management
By:  /s/ Sharon L. E. Pipe                    Incorporated, its General Partner
    ------------------------------
    Name:  Sharon L. E. Pipe
    Title: Dept. Operations Manager
                                        By:  /s/ Alan M. Lewis
                                            ------------------------------
                                            Name:  Alan M. Lewis
                                            Title: Executive Vice
                                                    President


                              Page 34 of 38 Pages